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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): August 20, 1998

                        CITIZENS COMMUNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------



              Florida                      000-22547             65-0614044
   ----------------------------      ----------------------   ----------------
   (State or other jurisdiction      Commission File Number   (I.R.S. Employer
         Of incorporation)                                   Identification No.)




                             650 East Elkcam Circle
                             ----------------------
                          Marco Island, Florida 34145
                    (address of principal executive offices)
                 Registrant's telephone number: (941) 389-1800





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ITEM 5.   OTHER EVENTS

     Citizens Community Bancorp, Inc. issued the following Press Release on August 20, 1998:

     Citizens Community Bancorp, Inc. ("CCBI") announced the closing of its Offering. CCBI, the parent holding company for Citizens Community Bank of Florida ("Bank"), offered up to 1,000,000 shares of its common stock in a Secondary Offering. The sales price was $7.50 per share. The first part of the Offering (the "Initial Offering"), which was limited to existing shareholders, depositors with certain relationships with the Bank, and directors and employees of the Bank, closed on July 23, 1998. The second part of the Offering (the "Community Offering"), which began on July 24, 1998, allowed Florida residents who were not otherwise eligible to participate in the Offering to purchase the common stock. In the Initial Offering, purchase by shareholders and depositors were limited to a maximum of 3,000 shares. The Community Offering allowed individuals to purchase up to an aggregate of 15,000 shares.

     Richard Storm, Jr., CCBI's Chairman and Chief Executive Officer, stated "We are pleased that we were able to complete the Offering within a very short period of time. Unfortunately, we were unable to fill all the stock orders because the Offering over subscribed." Chairman Storm added that "the additional capital will be instrumental in positioning the Company for possible future acquisitions and the development of our strategic plan." CCBI now has approximately 3.2 million shares outstanding and more than 700 shareholders.

     At July 31, 1998, CCBI had total consolidated assets of $64.4 million and $14.2 million in stockholders' equity. Stockholders' equity as of the close of business on August 18, 1998, was $17.1 million. CCBI's common stock is currently quoted on the National Quotation Bureau System's "Pink Sheets," under the symbol "CCBI".


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     August 20, 1998

                              Citizens Community Bancorp, Inc.


                              By:   /s/ Stephen A.  McLaughlin
                                    --------------------------
                                        Stephen A. McLaughlin
                                        Corporate Secretary